EXHIBIT 21.1

Subsidiaries of Small Business Issuer
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1.    MadeMyWay.Com (Became Inactive During The 2001 Fiscal Year And The
      Investment Was Written Off).

2.    Peripheral Equipment Corporation.

      ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES.

               The following table represents the aggregate fees billed for professional audit services rendered to the Company by Davis Monk & Co. for the audit of the Company's annual financial statements for the 2 years ended October 31, 2004 and 2003, and all fees billed for other services by Davis Monk & Co. during those periods:

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Year Ended October 31,                                       2004           2003

Audit fees (1)                                            $14,531        $90,736

Audit Related Fees (2)                                    $ 4,477           None

Tax fees (3)                                              $14,088          1,375

All other fees (3)                                           None           None

Total Accounting Fees and Services                        $33,096        $92,111

      (1) AUDIT FEES. These are fees for professional services for the audit of the Company's annual financial statements, and for the review of the financial statements included in the Company's filings on Form 10Q and for services that are normally provided in connection with statutory and regulatory filings or engagements.

      (2) TAX FEES. These are fees for professional services with respect to tax compliance, tax advice, and tax planning.

      (3) ALL OTHER FEES. These are fees for permissible work that does not fall within any of the other fee categories, i.e., Audit Fees or Tax Fees.

     PRE-APPROVAL POLICY FOR AUDIT SERVICES

              The Company's Audit Committee has responsibility for the approval of all audit and non-audit services before the Company engages an accountant. All of the services rendered to the Company by Davis Monk & Co. for the fiscal years ended October 31, 2004 and 2003 were pre-approved by the Audit Committee before the engagement of the auditors for such services. The Company and the Audit Committee are working with the Company's legal counsel to establish formal pre-approval policies and procedures for all future engagements of the Company's accountants. The Company's pre-approval policy will expressly provide for the annual pre-approval of all audit, audit-related and all non-audit services proposed to be rendered by the independent auditor for the fiscal year, as specifically described in the auditor's engagement letter, such annual pre-approval to be performed by the Audit Committee.